Exhibit 10.26

Translation

EMPLOYMENT AGREEMENT

GESSNER & CO. GMBH, Bruckmühl,
- hereinafter referred to as the “Company” –

and

Dr. Walter Haegler

enter into the following agreement:

§ 1
Duties

(1)              As of 1 January 1990 Dr. Haegler was appointed by shareholder resolution as additional managing director of the Company.

(2)              Dr. Haegler manages the affairs of the Company – together with the other managing directors - according to the laws, the articles of association and the internal rules binding for the management.

(3)              Dr. Haegler represents the Company together with another managing director or a holder of a special statutory authority (Prokurist).

(4)              Dr. Haegler may to a reasonable extent and by resolution of the management or the sole shareholder also be assigned tasks, which are outside the area he is responsible for.  Upon the request of the management or the sole shareholder Dr. Haegler shall also work for other companies of the Steinbeis-Temming Group in a way still to be agreed in more detail.  Upon the request of the management or the sole shareholder or at the end of his Employment Agreement Dr. Haegler shall vacate such offices.

(5)              Dr. Haegler’ place of work shall be Weidach.

§ 2
Remuneration

(1)              As remuneration for his work Dr. Haegler shall receive a fixed monthly gross salary which will be agreed separately and paid out at the usual times by deduction of the statutory taxes and duties.

(2)              In November of each year Dr. Haegler shall additionally receive s special payment in the amount of a monthly salary (13th monthly salary).

(3)              The fixed monthly gross salary shall be reviewed in reasonable intervals.  Such review shall take into account the economic development of the Company and of the Steinbeis-Temming Group, the personal performance of Dr. Haegler and the development of the general salary level in the Steinbeis-Temming Group.  A salary decrease can only be made on the conditions set out in sec. 87 para. 2 of the German Stock Corporation Act.

(4)              Dr. Haegler shall receive an annual management bonus depending on the business success of the Company and the Steinbeis-Temming Group if the Company also distributes a management bonus to the other managing directors.  The conditions and amount of the management bonus are subject to the provisions laid down from time to time by the sole shareholder.

If the conditions for a management bonus are fixed for a business year this bonus shall be paid at the latest at the time the annual accounts of all companies of the aggregate Group for the business year for which the management bonus is granted are adopted.

(5)                  Should the Employment Agreement end prior to the expiry of a calendar year the annual management bonus and the 13th monthly salary shall be reduced pro rata temporis.

§ 3
Remuneration in case of illness, accident and death

(1)                  In case of any temporary incapacity to work due to illness, accident or any other reason beyond the control of Dr. Haegler, salary payments shall be continued according to sec. 2 para. 1 for a period of three months, however no longer than until the termination of the Employment Agreement.  The time limit of three months shall commence on the first day of the calendar month following the commencement of the incapacity to work.  Any continued payment of the salary exceeding the aforementioned time limit shall, if necessary, regulated by resolution of the sole shareholder.  The salary to be continued shall be reduced by the sick pay and other benefits Dr. Haegler receives from public or private funds due to his incapacity to work.  However, benefits based on private insurance shall not be taken into account if the amounts for any such insurance are procured by Dr. Haegler.

(2)                  Should Dr. Haegler be unable to work for a period of six months or more in a calendar year the management bonus fixed according to § 2 para. 4 and the 13th monthly salary shall be accordingly reduced.

(3)              Should Dr. Haegler die during the duration of his Employment Agreement, his widow and legitimate children as joint and several creditors shall be entitled to continued payment of his salary according to § 2 para. 1 for the month of his death and the three following months, however no longer than until termination of the Employment Agreement.  For this period, the benefits to be paid to the widow and the legitimate children on the basis of the pension commitment made towards Dr. Haegler shall be cancelled. (compare § 6).

§ 4
Fringe benefits

(1)                  The Company shall reimburse Dr.Haegler’s travelling expenses and telephone calls made for business purposes from a private telephone station according to its policy from time to time.

(2)                  For the duration of the Employment Agreement the Company shall make available to Dr. Haegler a company car as it is provided for the other managing directors, which he may also use for private purposes.  The Company shall bear any operating and maintenance costs inasmuch as they are not exclusively of a private nature.  Dr. Haegler shall bear any taxes imposed on this benefit in kind.

(3)                  The Company shall take out an accident insurance in favour of Dr. Haegler which corresponds to the insurance taken out for the other managing directors.

§ 5
Vacation

Dr. Haegler is entitled to 30 working days of vacation per year.  If possible, the vacation shall be taken in two intervals.  The vacation shall be coordinated with the other managing directors of the Company and shall take into account the interests of the Company.

§ 6
Pension Scheme

On 16 January 1987 the Company has given Dr. Haegler a separate pension commitment which continues to apply.

In case of proving successful, the Company promises Dr. Haegler to give him a new pension commitment according to the framework provisions of 1 July 1985 for salary dependant single pension commitments for board members, managing directors and directors provided that the percentage rate relevant for the old age and disablement pension amounts to 25% and is increased with each full year of service Dr. Haegler works after 1 January 1990 by 1% each up to a maximum of 40%.

§ 7
Sideline employment

(1)              Dr. Haegler shall make available his entire working capacity, his professional experience and expertise exclusively to the Company and the other companies of Steinbeis-Temming Group.

Dr. Haegler shall not without the prior consent of the sole shareholder carry on any other business trade or occupation – no matter whether such occupation is carried on against remuneration or on an honorary basis.  This shall in particular apply to the assumption of offices on the supervisory or advisory board or of similar offices.

(2)              Dr. Haegler shall coordinate all publications and speeches affecting the interests of the Company with the management.

(3)              The prohibition of competition provided for in sec. 88 of the German Stock Corporation Act shall accordingly apply to Dr. Haegler for the duration of the Employment Agreement.  Additionally, for the duration of the Employment Agreement Dr. Haegler will not take a direct or indirect share in or work for a company without having obtained the written consent of the sole shareholder.  The acquisition of shares of any kind shall not fall under this restriction if such shares do not render possible any influence on the bodies of the relevant companies.

§ 8
Employee inventions

For inventions Dr. Haegler has made during the duration of his Employment Agreement the provisions of the German Employee Invention Act (Gesetz über Arbeitnehmererfindungen) shall accordingly apply.

§ 9
Confidentiality

Dr. Haegler undertakes to observe strict secrecy with reference to any business and operational affair of the Company and the other companies of the Steinbeis-Temming Group and to keep the business records and documents as well as any copy thereof under lock and key and, upon request, to make them available to the sole shareholder.  Such confidentiality shall survive termination of the Employment Agreement.

§ 10
Duration, termination and release from working

(1)              This Agreement shall take effect on 1 January 1990 and shall run for an indefinite period of time, and shall as of that date replace the employment agreement Dr. Haegler has concluded with the Company on 16 January 1987.

(2)              Either party may terminate the Employment Agreement by observing a period of 12 months to the end of a calendar year.

(3)              The Employment Agreement shall end without giving notice of termination as of 31 December of the year in which Dr. Haegler completes the age of 63, i.e. on 31 December 2020.

(4)              Sec. 626 of the German Civil Code (BGB) shall apply to the termination of the agreement for cause before the agreed date.

(5)              Any termination shall be made in writing to be effective.

(6)              After any notice of termination, the Company shall be entitled to release Dr. Haegler from working for the remaining term of the Employment Agreement with continuing salary payment according to § 2 paragraphs 1 and 2.

§ 11
Final provisions

(1)              There are no oral side agreements. Amendments and supplements to this Agreement shall be made in writing to be effective.

(2)              Should single provisions of this Agreement be or become ineffective this shall not affect the validity of the remaining provisions.  The ineffective provision or any gap shall be replaced or filled by a reasonable provision which comes as close as possible to what the parties have intended according to their economic purpose.

(3)              Each managing director of the sole shareholder is entitled, on behalf of the Company, to solely make and accept legal statements in respect of all affairs relating to the employment relationship of Dr. Haegler.

Brannenburg, 15 November 1989

GESSNER & CO. GMBH

STEINBEIS & CONSORTEN GMBH

Signed by Michael Steinbeis               and            ppa. Dr. H.F. Steinbeis

Dr. Walter Haegler

Distribution
1. Company
2. Dr. Haegler
3. Copies for personnel file and pension file